Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of GRIID Infrastructure Inc. of our report dated April 6, 2023, except for the section in Note 3 titled Restatement of 2022 and 2021 Consolidated Cash Flows, as to which the date is June 7, 2023, relating to the consolidated financial statements of GRIID Infrastructure LLC., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Austin, Texas

January 9, 2024